Exhibit 99.1

Contacts Ann Parker Director of Corporate Communications LodgeNet Entertainment Corporation 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi (investors) Ray Yeung (media) Brainerd Communicators 212-986-6667 smarg@braincomm.com yeung@braincomm.com
LODGENET SELECTED BY VENETIAN CASINO RESORTS TO DELIVER
INTERACTIVE TELEVISION INSTALLATION TO WORLD’S LARGEST
RESORT COMPLEX
Creating Customized High-Definition Media Solution With Broad Array of Interactive Services
To Connect, Inform and Entertain Resort Guests
Properties Include The Venetian, Venezia and The Palazzo; Deal Spans Over 7,000 Rooms with
More than 14,000 Display Units
     SIOUX FALLS, S.D., July 12, 2007 — LodgeNet Entertainment Corporation (Nasdaq: LNET) today announced that it has been selected by Venetian Casino Resorts, LLC, a division of the Las Vegas Sands Corp., as the exclusive provider of in-room interactive television for the Las Vegas Sands-owned Venetian and Palazzo resorts consisting of The Venetian, Venezia Tower and The Palazzo. This agreement represents the world’s largest hotel interactive television installation to date, representing more than 14,000 display units in over 7,000 rooms. The installations are slated for completion by the end of 2007.
     LodgeNet will install and manage customized interactive television solutions, purchased by Venetian Casino Resort, LLC, that include high-definition (HD) on demand movies, television programming, games, music and subscription sports programming. In addition to providing a wide variety of traditional TV channels, LodgeNet will also deliver popular HD channels such as Discovery HD, ESPN HD, ESPN2 HD, HDNet, TNT HD, and others.
     “We’re proud to have been chosen by a visionary organization like The Venetian to design and deliver the largest interactive media solution ever built for the hospitality industry,” said Scott C. Petersen, LodgeNet President and CEO. “At LodgeNet, we are focused on envisioning and delivering customized media and connectivity solutions that deliver on the specific requirements of our customers. As a result of this exciting new project, guests at the world-class Venetian will now have a superior in-room HD media experience that befits the grandeur of the resort.”

     This agreement represents an expanded relationship between LodgeNet and Las Vegas Sands Corp. building on their previously announced plan to create and deliver customized interactive services for the 3,000 rooms at The Venetian Macao-Resort-Hotel, a luxury resort that will be the cornerstone of the Cotai Strip development and the 200-plus room Sands Macao.
     “The Las Vegas and Macau markets are strong potential growth opportunities for LodgeNet, and with these agreements, we are showing our commitment and ability to compete in these vibrant and expanding markets,” said Scott C. Petersen, LodgeNet President and CEO.
About LodgeNet
     LodgeNet Entertainment Corporation is the leading provider of media and connectivity services designed to meet the unique needs of hospitality, healthcare and other visitor and guest-based businesses. LodgeNet serves more than 1.8 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. LodgeNet’s services include on demand movies, games, television programming, music and information, along with subscription sports programming and high-speed Internet access. LodgeNet Entertainment Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, On Command and StayOnline. LodgeNet is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
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